Exhibit (11)

               OWENS CORNING AND SUBSIDIARIES

              COMPUTATION OF PER SHARE EARNINGS

                               Quarter Ended     Six Months Ended
                                  June 30,            June 30,
                               1996     1995     1996        1995
                               (In millions of dollars,except share
                                     data and where noted)

Primary:

Net income (loss)            $  (473)  $   63     $  (434)    $   95

Weighted average number
  of shares outstanding
  (thousands)                 51,538   49,917      51,512     47,648

Weighted average common
  equivalent shares
  (thousands):
     Deferred awards               -       15           -         15
     Stock options using
       weighted average
       market price                -      469           -        376

Primary weighted average
  number of common shares
  outstanding and common
  equivalent shares
  (thousands)                 51,538   50,401      51,512     48,039

Primary per share amount     $ (9.19) $  1.25    $  (8.43)    $ 1.98

Fully Diluted:

Net income (loss)             $ (473) $    63    $   (434)    $   98

Weighted average number
  of shares outstanding
  (thousands)                  51,538  49,917      51,512     47,648
Weighted average common
  equivalent shares
  (thousands):
     Deferred awards                -      15           -         15
     Stock options using
       the higher of average
       market price or market
       price at end of period       -     490           -        402
Shares from assumed conversion
  of debt                           -     728           -      2,901
Shares from assumed conversion
  of preferred securities           -   2,283           -      1,305

Fully diluted weighted average
  number of common shares
  outstanding and common
  equivalent shares
  (thousands)                  51,538  53,433      51,512     52,271

Fully diluted per share
  amount                      $ (9.19) $ 1.20     $ (8.43)   $  1.88